Exhibit 2


                            Quota Purchase Agreement


between           KNP BT Beteiligungen Deutschland GmbH
                  Frielingsdorfweg 17
                  45239 Essen

                           - hereinafter referred to as the "Seller" -

and               Hartmann & Cie.  GmbH + Co. KG
                  (in the future:  BT Office Products
                  Deutschland GmbH & Co. KG)
                  Weserstrabe 4
                  60329 Frankfurt am Main

                           - hereinafter referred to as the "Buyer" -


                                    Preamble

The Seller is the sole quotaholder of


                  bax Burosysteme Vertriebsgesellschaft m.b.H, Maisach, county of Furstenfeldbruck (Commercial Register Munich HRB 56393)

                           -  hereinafter referred to as the "Company" - .
The Seller desires to sell all its quotas in the Company to the Buyer and the Buyer desires to purchase such quotas from the Seller.

Therefore, the parties agree as follows:

                                    Section 1

                          Object of Purchase; Purchase

1.       The Seller is the owner of all quotas in the Company as follows:

         Quotas in the nominal value of



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         -        DM 50,000.-  since the  acquisition of such quota by agreement of December 13, 1989 (Deed No. 3019 E/1989 of the notary Edwin Oberacher, Munich)

         and

         - DM 4,950,000.- since the capital increase of February 5, 1991 (Deed of the notary Steven Perrick, Amsterdam, Niederlande)

                           - hereinafter collectively referred
                                           to as the "Quotas" -

         as in more detail described in Schedule 1.

2. The Seller herewith sells to the Buyer the Quotas including all rights to profits not distributed as of the Effective Date, with the exception of the dividend payment to Seller in the amount of DM 815,000.-, resolved upon on September 3, 1996 and paid to Seller immediately thereafter, and the Buyer buys the Quotas at the purchase price as defined in Section 2.

                                    Section 2

                                 Purchase Price

1.       The Purchase price for the Quotas amounts to DM 15,000,000.- (in words:
         Deutsche Mark fifteen million), less any repayment of capital to Seller (with the exception of the dividend payment under Section 1.2) which has taken place after June 30, 1996.


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2.       The purchase  price shall be payable within two weeks from today's date to the account of the Seller No. 234000061 at KNP BT Europcenter N.V., Wellen, Belgium.

                                    Section 3

                                 Effective Date

The purchase of the Quotas shall take place with economic effect as of July 1, 1996 ("Effective Date").

                                    Section 4

                         Representations and Warranties

With respect to the Company the Seller guarantees and represents the following:

1. The Seller is the owner of the Quotas and has the unrestricted right to dispose of the Quotas. There are no claims of third parties relating to the Quotas. The Quota in the nominal amount of DM 50.000, -- has been fully paid in.

2. The excerpt from the Commercial Register of May 31, 1996, attached hereto as Exhibit 1, as well as the Articles of Association of August 27, 1996, attached hereto as Exhibit 2, are, except as disclosed in
         Schedule 1, true and complete.

3. With the exception of assets sold in the ordinary course of business, the Company is the owner of all assets as specified in the annual statement of accounts as of December 31, 1995 prepared and audited by Coopers & Lybrand, Munich


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         (Exhibit 3; hereinafter  "Annual Statement 1995").  The Company has the exclusive  right to dispose of these assets and with the exception of

         -        legal liens and

         - usual retention of title rights by suppliers, for which appropriate liabilities appear in the balance sheets, no claims of third parties exist with regard to these assets.

4. The Company is the sole and unrestricted owner of the trade and service mark "bax Buromaschinen," which is registered under the reference no. B 76868/16 Wz with the German Patent Office. The Company has taken the trademark into use within the first five years of its entry in the German Trademark Register, has properly paid all extension fees and is not restricted in the use of this registered right. To the knowledge of the Seller, no intellectual property rights of third parties exist, which the Company would violate in the production or the distribution of any of its current products. The Company does not own any other intellectual property rights which are necessary or beneficial for the Company. During the last five years no claims have been made against the Company based on the assertion that intellectual property rights of third parties were violated.

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         Buyer  is aware  that the  Company  does  not own the  trademark  "bax"
         registered under the reference no. B 80011/36 Wz with the German Patent Office.

5. All inventories in stock on the Effective Date are in good condition and do not have any defects.

6. This contract does not conflict with any obligations of the Seller or the Company. There are no agreements or legal relations in existence which are based on the premise that the Seller is the sole quotaholder of the Company and which could be terminated because of the sale of the Quotas.

         In   particular,   the  Company  did  not  receive  or  apply  for  any
         governmental subsidies which could be reclaimed or declined as soon as the Seller ceases to be a quotaholder of the Company.

7. The Annual Statement 1995 has been prepared in accordance with German generally accepted accounting principles consistently applied.

         The financial position of the Company has not changed significantly since December 31, 1995.

8. As per december 31, 1995 the Company - with the exception of liabilities originating from contracts for the performance of recurring obligations - had no liabilities or impending losses from pending transactions other than those shown or for which provisions have been made in the Annual Statement

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         1995; in particular no direct or indirect pension commitments have been made. Since December 31, 1995 liabilities have only been created in the ordinary course of business.

9. The Company has filed all required tax returns and all taxes due have been paid. For taxes payable for periods prior to January 1, 1996 which are not yet due, sufficient provisions have been made in the Annual Statement 1995.

         A control and profit transfer agreement has been in existence between the Company and the Seller as of January 1, 1990 which has been terminated with effect as of December 31, 1995. The termination has been registered in the Commercial Register on January 27, 1996. No rights and obligations result from this agreement anymore.

10. The Company has available a net operating loss carry forward ("NOL") of at least DM 100 million. In case of breach of this warranty the resulting damage to the Buyer will be calculated in million DM according to the following formula:

                               117 - available NOL
                               -------------------       x 8
                                       117


11. The books and records of the Company are complete and have been conducted orderly.

12. On December 28, 1995 the Company has concluded a lease agreement with bax Kopiersysteme Vertriebsgesellschaft mbH, Maisach, with respect to the business premises used by the

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         Company which is enclosed as Exhibit 4 hereto;  the lease  contract has been  amended on August 1, 1996 by means of the  Addendum  enclosed  as
         Exhibit 5.

13. All obligations of the Company and the respective other parties under all agreements due have been properly fulfilled and all payments due have been made. The general and individual provisions for bad debt as contained in the balance sheet prepared as of June 30, 1996 (Exhibit 6) plus an amount of DM 50.000.- are sufficient to cover the risk of uncollectability of debts in 1996.

14. Exhibit 7 comprises a true and complete list of all agreements and legal relations as of the Effective Date and as of today between the Company and the Seller, as well as with companies affiliated with the Seller in the sense of Sections 15 et seq. German Stock Corporation Act.

         The Company has not issued any guarantees in favor of the Seller, or in favor of any companies affiliated with the Seller in the sense of Sections 15 et seq. German Stock Corporation Act.

15. Exhibit 8 comprises a true and complete list of all loans of the Company as of the Effective Date and as of today, and for each loan the amount, term, interest rate and the collateral given are listed.
         Exhibit 9 comprises on top of this list a list of all collateral for the benefit of the Company given by the Company, by the Seller or by companies

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         affiliated  with the Seller in the sense of Sections 15 et seq.  German
         Stock Corporation Act. Buyer undertakes to release Seller and its affiliated companies from such collateral and to indemnify Seller and its affiliated companies from all claims under and all costs associated with such collateral.

16. Except for the legal disputes and administrative proceedings mentioned in Exhibit 10, the Company is not involved in any proceedings with a value of more than DM 10,000.- and such proceedings are neither impending nor to be expected. Exhibit 11 contains a list of all judgments, administrative orders as well as court and out of court settlements which restrict the Company in its business.

17. The business of the Company is conducted in compliance with all applicable laws, rules and regulations, in particular those relating to environmental laws and safety regulations. The Company is in possession of all permits required for its business.

18. The Seller has neither intentionally nor with gross negligence withheld from the Buyer any information which is of material influence on the assessment of the business of the Company.

19. In so far as the guarantees and representations as mentioned above depend on the knowledge of the Seller, the knowledge of the managing director of the Company is attributed to the Seller.


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20.      Since December 31, 1995

         - the Company has conducted its business in all material fields in compliance with the ordinary course of business;

         - no material, permanent change in the business, the assets or the prospective business of the Company has occurred;

         - no significant changes in the Company's equity capital or the balance sheet ratio, other than those which result from the ordinary course of business and planned results, have occurred.

                                    Section 5

                    Breach of Guarantees and Representations

1.       In case the  warranties and  representations  of the Seller as given in
         Section 4 above are untrue or incomplete, the Buyer will inform the Seller thereof. The Seller will then have the opportunity to establish the warranted or represented situation within a reasonable period of time. If this is not possible or not feasible within this time frame, the Seller is liable to pay damages.

2.       Sections 460 and 464 German Civil Code are not applicable.

3. Further rights of the Buyer, in particular the right to cancel or withdraw from this Contract, are excluded.


                                       -9-

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                                    Section 6

                             Statute of Limitations

With the exception of claims under Section 4.1 which are time- barred only after 30 years, claims resulting from the violation of representations and warranties are time-barred within twenty four months after the date of this Contract; in so far as tax liabilities are concerned, the respective claim for damages will be timed-barred only six months after the tax assessment has become final and non-appealable.

                                    Section 7

                              Undertakings by Buyer

1. Buyer will cause the managing director of the Company to immediately after expiration of the one year waiting period under Section 58 par. 1 no. 3 GmbH Act file the necessary application for the Capital Decrease with the Commercial Register.

2. Buyer undertakes not to dispose in any way of the Quotas or the Company before the Capital Decrease has been registered with the Commercial Register.

3. Buyer will indemnify and hold harmless Seller from all claims by the Company which might be raised on the basis that the profit for 1996 did not justify the advance dividend (Section 1.2), provided that the interim dividend payment referred to in Section 1 par. 2 above was generated sufficiently by profits of the Company in the first half of the calendar year 1996.


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                                    Section 8

                             Prohibition to Compete

1. The Seller agrees that, for a period of five years after the date of this Agreement, it will neither directly nor indirectly engage in or carry on any business or activity in the area of business and in the territory in which the Company is active on the date of this Agreement, that competes with the Company's business. The Seller will take care that any companies affiliated with it in the sense of Sections 15 et seq. Stock Corporation Act will not engage in such competition. Excepted from this prohibition are BT Office Products International, Inc. and its subsidiaries. Not regarded as competition for the purpose of this Article will be: all current activities of Seller and its affiliates and all activities of companies purchased by the Seller and its affiliates in the future unless the activities in competition to the Company constitute the main business of such companies.

2. In case of a violation of this prohibition to compete a contractual fine in the amount of DM 100,000.- becomes due; claims for further damages are not excluded hereby.

                                    Section 9

                                    Expenses

1.       The notarial fees will be borne by the Buyer.

2. The Seller shall bear all reasonable costs related to the Capital Decrease as well as the reasonable costs associated


                                      -11-

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         with a capital  increase up to the previous  level resolved upon within one month after registration of the Capital Decrease.

3. All other costs and expenses, in particular for attorneys, tax advisors and auditors are borne by the party that has commissioned the respective services.

                                   Section 10

                               Severability Clause

In case one condition of this Contract is or will become void, the remaining conditions of this Contract will remain valid. The parties commit themselves to replace the void condition with one that comes as close as possible to the intended purpose of the void condition. The same applies to omissions in this Contract.

                                   Section 11

                                 Applicable Law

This Contract shall be governed by the laws of Germany.

                                   Section 12

                          Completeness and Written Form

1. This Contract contains the complete agreement between the parties concerning the subject matter of this Contract; oral side agreements have not been made or, in so far as they have been made, become void upon the signing of this Contract.


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2.       Any change or amendment of this Contract must be made in writing unless notarial form is required by statute. This provision can only be waived by written notice.

Amsterdam, 25 September 1996


/s/ H.G. Vreedenburgh                         /s/ Janhein H. Pieterse
_______________________________________       ________________________________
KNP BT Beteiligungen                          Hartmann & Cie. GmbH + Co. KG
Deutschland GmbH


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